Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8, previously filed by NB&T Financial Group, Inc. on March 23, 1995 and April 19, 2006, of our report dated March 16, 2010 on our audit of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 which report and financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and 2008.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio

March 16, 2010

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